Exhibit 10.1

RESOLUTIONS APPROVING AN AMENDMENT

TO THE AIR PRODUCTS AND CHEMICALS, INC.
DEFERRED COMPENSATION PLAN FOR DIRECTORS (THE “PLAN”)

     NOW, THEREFORE, BE IT RESOLVED, that effective 30 September 2002, Plan Section 5(b) shall be, and it hereby is, amended and restated in its entirety to read as follows:

5.	Elective Deferrals

(b)	An account (the “Air Products Stock Account”) deemed to be invested in Air Products and Chemicals, Inc. common stock, par value $1.00 (“common stock”). The Company shall credit the Air Products Stock Account with that number of units (including fractions) obtained by dividing the amount of such deferred compensation by the Fair Market Value of a share of common stock (i) on the second business day before the date credited to the Air Products Stock Account for retainer and meeting fees, and (ii) on the effective date specified in the Program for crediting Directors with initial and annual deferred stock unit awards. For purposes of the Plan, Fair Market Value of a share of common stock on any date (the “valuation date”) shall be equal to the mean of the high and low sale prices on the New York Stock Exchange, as reported on the composite transaction tape, for such date, or, if no sales were quoted on such date, on the most recent preceding date on which sales were quoted. The units thus calculated are herein referred to as “deferred stock units.”

     RESOLVED FURTHER, that the proper officers of the Company be, and they each hereby are, authorized and empowered, in the name and on behalf of the Company, to make, execute, and deliver such instruments, documents, and certificates and to do and perform such other acts and things as may be necessary or appropriate to accomplish the amendment of the Plan as aforesaid, and to carry out the intent and accomplish the purpose of these resolutions.

APCI BOARD OF DIRECTORS
19 September 2002